                                                Filed pursuant to Rule 424(b)(4)
                                            Registration Statement No. 333-75321
       Prospectus Supplement No. 2 to the Prospectus dated May 18, 1999.

                                 $3,999,954.40
                         THE GOLDMAN SACHS GROUP, INC.

                          Medium-Term Notes, Series B

[GOLDMAN SACHS LOGO]
                            ------------------------

                   7.88% Mandatory Exchangeable Note due 2000
  (Subject to Mandatory Exchange into Shares of Common Stock of Gateway 2000,
                                     Inc.)
                            ------------------------

     The note being purchased has the terms described beginning on page S-6, including the following:

FACE AMOUNT:  $3,999,954.40

PRINCIPAL AMOUNT: on the stated maturity date, Goldman Sachs will exchange the note for the index stock at the exchange rate or, at the option of Goldman Sachs, for the cash value of that stock based on the final index stock price

INDEX STOCK AND INDEX STOCK ISSUER:  common stock of Gateway 2000, Inc.

STATED MATURITY DATE: May 27, 2000 unless extended to a date not later than June 3, 2000

FIXED INTEREST RATE:  7.88% each year

  - interest payment dates: each February 27, May 27, August 27 and November 27, beginning August 27, 1999

  - regular record dates: each February 12, May 12, August 12 and November 12

ORIGINAL ISSUE DATE:  May 26, 1999

ORIGINAL ISSUE PRICE:  100% of the face amount

NET PROCEEDS TO GOLDMAN SACHS:  99.85% of the face amount

EXCHANGE RATE:  subject to antidilution adjustment, this rate will equal either:

  - if the final index stock price equals or exceeds the threshold appreciation price, a number of shares of the index stock equal to the threshold fraction or

  - if the final index stock price is less than the threshold appreciation price, one share of the index stock,

  for each $66.2277 of the outstanding face amount

INITIAL INDEX STOCK PRICE:  $66.2277 for one share of the index stock

FINAL INDEX STOCK PRICE: the closing price of one share of the index stock on the determination date, subject to antidilution adjustment

THRESHOLD APPRECIATION PRICE:  the initial index stock price times 1.61

THRESHOLD FRACTION: the threshold appreciation price divided by the final index stock price

CALCULATION AGENT:  Goldman, Sachs & Co.

     See "Additional Risk Factors Specific to Your Note" beginning on page S-2 to read about investment risks relating to the note being purchased.
                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.
ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     Goldman Sachs may use this prospectus supplement in the initial sale of the note. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in the note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.

                              GOLDMAN, SACHS & CO.
                            ------------------------

                   Prospectus Supplement dated May 19, 1999.

                 ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTE

     An investment in your note is subject to risks described in the attached prospectus under "Risk Factors", including those relating to indexed notes, and to the risks described below. Your note is a riskier investment than ordinary debt securities. Also, your note is not equivalent to investing directly in the stock to which your note is indexed. You should carefully consider whether the note is suited to your particular circumstances.

 THE MARKET PRICE OF YOUR NOTE MAY BE INFLUENCED BY MANY UNPREDICTABLE FACTORS

     The following factors, many of which are beyond our control, will influence the value of your note:

- the market price of the index stock;

- the volatility -- i.e., the frequency and magnitude of changes in the market price of the index stock;

     -- As indicated under "Gateway 2000, Inc. -- Historical Information", the market price of the index stock has been highly volatile during recent periods. It is impossible to predict whether the price of the index stock will rise or fall;

- the dividend rate on the index stock;

- economic, financial, regulatory and political events that affect stock markets generally and the market segment of which the index stock is a part, and which may affect the market price of the index stock;

- interest and yield rates in the market;

- the time remaining until your note matures; and

- our creditworthiness.

These factors will influence the price you will receive if you sell your note prior to maturity. You cannot predict the future performance of the index stock based on its historical performance.

                       TRADING AND OTHER TRANSACTIONS BY
                      GOLDMAN SACHS IN THE INDEX STOCK MAY
                         IMPAIR THE VALUE OF YOUR NOTE

     As we have described under "Use of Proceeds and Hedging" below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, have hedged our obligations under your note by purchasing the index stock and may adjust the hedge by, among other things, purchasing or selling the index stock, at any time and from time to time. Any of these hedging activities may adversely affect the price of the index stock and, therefore, the value of your note. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your note may decline. See "Use of Proceeds and Hedging" for a further discussion of securities transactions in which we or one or more of our affiliates may engage.

     Goldman, Sachs & Co. and our other affiliates may also engage in trading in the index stock for their proprietary accounts, for other accounts under their management and to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the price of the index stock and, therefore, the value of your note. Goldman, Sachs & Co. and our other affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the value of the index stock. By introducing competing products into the marketplace in this manner, our affiliates could adversely affect the value of your note.

     The indenture governing your note does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the index stock acquired by us or them. Neither we nor our affiliates will pledge or otherwise hold shares of the index stock for your benefit in order to enable you to exchange them for your note under any circumstances. Consequently, in the event of our bankruptcy, insolvency or liquidation, any index stock owned by us will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

                  THE PRINCIPAL OF YOUR NOTE IS NOT PROTECTED

     The principal of your note is not protected. Thus, you may lose your entire investment in your note, depending on the closing price of the index stock on the determination date.

        THE POTENTIAL FOR THE VALUE OF YOUR NOTE TO INCREASE IS LIMITED

     Your ability to participate in any rise in the market value of the index stock is limited. The note is structured so that in no event will you receive cash or index stock, valued as of the determination date, in excess of the threshold appreciation price specified on the front cover page for each $66.2277 of the outstanding face amount of your note.

 IF THE MARKET PRICE OF THE INDEX STOCK CHANGES, THE MARKET PRICE OF YOUR NOTE
                       MAY NOT CHANGE IN THE SAME MANNER

     Prior to the stated maturity date, the value of the note may NOT have a one-to-one relationship with changes in the price of the index stock. Even if the price of the index stock equals or exceeds the threshold appreciation price specified on the front cover page, the market price of the note will usually be less than the threshold appreciation price, except on the stated maturity date.

                         YOU HAVE NO SHAREHOLDER RIGHTS

     You are not a holder of the index stock. Neither you nor any other holder or owner of the note will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the index stock.

  OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS OF INTEREST BETWEEN YOU AND US

     As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the index stock that are not for your account or on your behalf. These trading activities may present a conflict of interest between your interests and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the price of the index stock, could be adverse to your interests as a beneficial owner of the note.

     Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuer of the index stock, including making loans to or equity investments in that company or providing advisory services to that company. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of the note. Moreover, Goldman, Sachs & Co. has published and anticipates that it will in the future publish research reports with respect to the issuer of the index stock. Any of these activities by Goldman, Sachs & Co. or another of our affiliates may affect the price of the index stock and, therefore, the value of your note.

   AS CALCULATION AGENT, GOLDMAN, SACHS & CO. WILL HAVE THE AUTHORITY TO MAKE DETERMINATIONS THAT COULD AFFECT THE MARKET VALUE OF YOUR NOTE, WHEN YOUR NOTE
                 MATURES AND THE AMOUNT YOU RECEIVE AT MATURITY

     As calculation agent for your note, Goldman, Sachs & Co. will have discretion in making various determinations that affect your note, including determining whether and how to make antidilution adjustments to the exchange rate, determining the closing price of the index stock and determining whether to postpone the stated maturity date because of a market disruption event. See "Specific Terms of Your Note -- Antidilution Adjustments" and "-- Special Calculation Provisions". The exercise of this discretion by Goldman, Sachs & Co. could adversely affect
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

the value of your note and may present Goldman, Sachs & Co. with a conflict of interest of the kind described above under "-- Our Business Activities May Create Conflicts of Interest Between You and Us".

 THERE IS NO AFFILIATION BETWEEN THE INDEX STOCK ISSUER AND US, AND WE ARE NOT
              RESPONSIBLE FOR THE INDEX STOCK ISSUER'S DISCLOSURE

     Goldman Sachs is not affiliated with the issuer of the index stock. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with the index stock issuer. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information contained in this prospectus supplement about the index stock issuer or in any of the index stock issuer's publicly available filings. You, as an investor in the note, should make your own investigation into the index stock issuer. See "Gateway 2000, Inc." for additional information about the index stock issuer.

     The index stock issuer is not involved in this offering of your note in any way and has no obligation of any sort with respect to your note. Thus, the index stock issuer has no obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your note.

                             YOUR NOTE MAY NOT HAVE
                            AN ACTIVE TRADING MARKET

     We do not plan to have your note listed on any securities exchange or included in any quotation system, and there may be little or no secondary market for your note. Even if a secondary market for your note develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your note in any secondary market could be substantial.

                    YOU HAVE LIMITED ANTIDILUTION PROTECTION

     Goldman, Sachs & Co., as calculation agent for your note, will adjust the exchange rate for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the index stock issuer's capital structure, but only in the situations we describe in "Specific Terms of Your Note -- Antidilution Adjustments". The calculation agent is not required to make an adjustment for every corporate event that may affect the index stock. For example, the calculation agent will not adjust the exchange rate for events such as an offering of the index stock for cash by the index stock issuer, a tender or exchange offer for the index stock at a premium to its then-current market price by the index stock issuer or a tender or exchange offer for less than all the outstanding index stock by a third party. Those events may nevertheless adversely affect the market price of the index stock and, therefore, adversely affect the value of your note. We cannot assure you that the index stock issuer or a third party will not make an offering or a tender or exchange offer, or that the index stock issuer will not take any other action, that adversely affects the value of the index stock and your note but does not result in an antidilution adjustment for your benefit.

  WE CAN POSTPONE THE STATED MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS

     If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing, the determination date will be postponed until the first day on which no market disruption event has occurred or is continuing. As a result, the stated maturity date for your note will also be postponed, although not more than seven days. Thus, you may not receive the cash or the index stock that we are obligated to deliver on the stated maturity date until several days after the originally scheduled due date. Moreover, if the closing price of the index stock is not available on the determination date because of a continuing market disruption event or for any other reason, the calculation agent will nevertheless determine the final index stock price based on its

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assessment, made in its sole discretion, of the market value of the index stock at that time.

     THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTE ARE HIGHLY UNCERTAIN

     The tax consequences of an investment in the note are highly uncertain, both as to the timing and character of any inclusion in income in respect of the note. We discuss these matters below under "Supplemental Discussion of Federal Income Tax Consequences".

                          SPECIFIC TERMS OF YOUR NOTE

Please note that in this section entitled "Specific Terms of Your Note", references to The Goldman Sachs Group, Inc., we, our and us mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries, while references to Goldman Sachs mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries. Also, references to Holders mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not indirect holders who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to indirect holders in the attached prospectus, under "Description of Notes We May Offer -- Legal Ownership of Notes".

     Your note is one of a series of debt securities, entitled "Medium-Term Notes, Series B", that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to your note; terms that apply generally to all Series B medium-term notes are described in "Description of Notes We May Offer" in the attached prospectus. The terms described here supplement those described in the attached prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

     In addition to those described on the front cover page, the following terms will apply to your note:

SPECIFIED CURRENCY:
- principal: U.S. dollars
- interest: U.S. dollars

LISTING: your note will not be listed on any securities exchange or quotation system

FORM OF NOTE:
- global form only: yes
- non-global form available: no

DENOMINATIONS: face amount may be any multiple of the initial index stock price specified on the front cover page except that any note registered in the name of a Holder must have an aggregate face amount of at least $100,000.

DEFEASANCE APPLIES AS FOLLOWS:
- full defeasance: no
- covenant defeasance: no

OTHER TERMS:
- the default amount will be payable on any acceleration of the maturity of your note as described below under "-- Special Calculation Provisions"

- antidilution provisions will apply to your note as described below under "-- Antidilution Adjustments"

- a business day for your note will not be the same as a business day for our other Series B medium-term notes, as described below under "-- Special Calculation Provisions"

In this prospectus supplement, when we refer to the index stock, we mean the common stock of Gateway 2000, Inc. and, when we refer to the index stock issuer, we mean that company, except as noted below under "-- Antidilution
Adjustments -- Reorganization Events -- Exchange Property".

     Please note that the information about the original issue date, original issue price and net proceeds to Goldman Sachs on the front cover page relates only to the initial sale of the note. If you have purchased the note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

     We describe the terms of your note in more detail below.

                  PAYMENT OF PRINCIPAL ON STATED MATURITY DATE

     On the stated maturity date, we will exchange your note for shares of the index stock at the exchange rate. Alternatively, at our sole option, we may pay cash to the Holder of your note in an amount equal to the number of shares of the index stock we would otherwise be obligated to deliver in exchange for your note, multiplied by the final

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

index stock price. If we choose to deliver cash, we will notify the Holder of our election at least ten business days prior to the stated maturity date; IF WE DO NOT NOTIFY THE HOLDER, WE WILL DELIVER SHARES OF THE INDEX STOCK.

EXCHANGE RATE

The exchange rate will equal either:

- if the final index stock price equals or exceeds the threshold appreciation price, a number of shares of index stock equal to the threshold fraction for each $66.2277 of the outstanding face amount of the Note; or

- if the final index stock price is less than the threshold appreciation price, one share of index stock for each $66.2277 of the outstanding face amount of the note.

We specify the initial index stock price, final index stock price, threshold appreciation price and threshold fraction on the front cover page.

     The exchange rate may be adjusted, with respect to both the amount and type of consideration, as a result of dilution events, as we describe below under "-- Antidilution Adjustments". In addition, if an exchange would otherwise involve a fractional share of the index stock, we will pay cash instead of the fractional share, in an amount equal to that fraction multiplied by the final index stock price.

     The shares of the index stock, together with any cash payable for a fractional share and after giving effect to any antidilution adjustments, that we must deliver on the stated maturity date in exchange for your note represent the principal amount of your note, unless we elect to deliver cash. In that event, the cash we must pay in exchange for your note on the stated maturity date represents the principal amount of your note.

STATED MATURITY DATE

     The stated maturity date will be May 27, 2000 unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the fifth business day before this applicable day is not the determination date referred to below, however, then the stated maturity date will be the fifth business day following the determination date, provided that the stated maturity date will never be later than June 3, 2000. The calculation agent may postpone the determination date if a market disruption event occurs or is continuing. We describe market disruption events below under "-- Special Calculation Provisions".

DETERMINATION DATE

     The determination date will be the fifth business day before the stated maturity date, unless a market disruption event occurs or is continuing on that business day. In that event, the determination date will be the first following business day on which a market disruption event does not occur and is not continuing. In no event, however, will the determination date be later than the fifth business day before June 3, 2000.

     As indicated above, the determination date may be postponed no more than seven days. If a market disruption event continues for seven days after the originally scheduled determination date and the closing price for the index stock is still not available on the seventh day, the calculation agent will nevertheless determine the final index stock price on the seventh day, based on its assessment, made in its sole discretion, of the market value of the index stock at that time.

                               INTEREST PAYMENTS

     Interest will accrue on the outstanding face amount of your note and will be calculated and paid as described in the attached prospectus with regard to fixed rate notes, except that the interest payment and regular record dates will be those specified on the front cover page of this prospectus supplement.

                              PAYMENT AND DELIVERY

     Any payment or delivery on your note at maturity will be made to an account designated by the Holder of your note and approved by us, or at the office of the trustee in New York City, but only when the note is surrendered to the trustee at that office. We may pay interest due on any interest payment

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date by check mailed to the Holder on the regular record date. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

                            ANTIDILUTION ADJUSTMENTS

     The calculation agent will adjust the exchange rate as described below, but only if an event described under one of the following six subsections occurs and only if the relevant event occurs during the period described under the applicable subsection.

     The adjustments described below do not cover all events that could affect the exchange rate, such as an issuer tender or exchange offer for the index stock at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of the index stock. We describe the risks relating to dilution above under "Additional Risk Factors Specific to Your Note -- You Have Limited Antidilution Protection".

  HOW ADJUSTMENTS WILL BE MADE

     In this prospectus supplement, we refer to antidilution adjustment of the exchange rate. If an event requiring antidilution adjustment occurs, the calculation agent will make the adjustment by taking the following steps:

- STEP ONE. The calculation agent will adjust the reference amount. This term refers to the amount of the index stock or other property for which the final index stock price is to be determined on the determination date. For example, if no adjustment is required, the final index stock price will be the closing price of one share of the index stock on the determination date. In that case, the reference amount will be one share of the index stock. We describe how the closing price will be determined below under "-- Special Calculation Provisions".

  If an adjustment is required because of one of the dilution events described in the first five subsections below -- these involve stock splits, reverse stock splits, stock dividends, other dividends and distributions and issuances of rights and warrants -- then the final index stock price might instead be, for example, the closing price, on the determination date, of two shares of the index stock or a half share of the index stock, depending on the event. In that example, the adjusted reference amount would be two shares of the index stock or one half share of the index stock, as applicable.

  If an adjustment is required because of one of the reorganization events described in "-- Reorganization Events" below -- these involve events in which cash, securities or other property is distributed in respect of the index stock -- then the final index stock price will be as follows, assuming there has been no prior antidilution adjustment: the value, on the determination date, of the property distributed in the reorganization event in respect of one share of the index stock, plus one share of the index stock if the index stock remains outstanding. In that case, the adjusted reference amount will be the property so distributed plus one share of the index stock, if applicable. In addition, on the stated maturity date, your note will be exchangeable for the kind or kinds of property comprising the adjusted reference amount, or the cash value of that property, as described in more detail below under "-- Reorganization Events".

  The manner in which the calculation agent adjusts the reference amount in step one will depend on the type of dilution event requiring adjustment. These events and the nature of the required adjustments are described in the six subsections that follow.

- STEP TWO. Having adjusted the reference amount in step one, the calculation agent will determine the final index stock price, which will be the closing price of the adjusted reference amount on the determination date. If a reorganization event occurs, the final index stock price will be the value of the adjusted reference amount as determined by the calculation agent in the manner described below under "-- Reorganization Events".

- STEP THREE. Having determined the final index stock price in step two, the calculation agent will use this price to calculate the threshold fraction and will use this fraction to calculate the exchange rate.
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

- STEP FOUR. Having calculated the exchange rate in step three, the calculation agent will multiply this rate by the reference amount as adjusted in step one. The resulting rate will be the number of shares of the index stock that will be exchangeable on the stated maturity date for each $66.2277 of the outstanding face amount of your note.

- STEP FIVE. If we elect to deliver cash to the Holder on the stated maturity date, the amount we deliver will equal the cash value of the index stock that we would otherwise deliver, based on the adjusted rate calculated in step four. The calculation agent will determine the cash value of that stock by multiplying the number of shares involved by the closing price for one share on the determination date, rather than by the final index stock price, which will be the closing price for the adjusted reference amount. If your note would be exchangeable for property other than the index stock because of a reorganization event, then the calculation agent will determine the cash value of that property in the manner described below under "-- Reorganization Events".

     If more than one event requiring adjustment occurs, the calculation agent will first adjust the reference amount as described in step one above for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Thus, having adjusted the reference amount for the first event, the calculation agent will repeat step one for the second event, applying the required adjustment to the reference amount as already adjusted for the first event, and so on for each event. Having adjusted the reference amount for all events, the calculation agent will then take the remaining applicable steps in the process described above, determining the final index stock price, the threshold fraction and the adjusted exchange rate using the reference amount as sequentially and cumulatively adjusted for all the relevant events. The calculation agent will make all required determinations and adjustments no later than the determination date.

     The calculation agent will adjust the exchange rate for each reorganization event described in the sixth subsection below. For any other event, however, the calculation agent will not have to adjust the exchange rate unless the adjustment would result in a change of at least 0.1% in the exchange rate that would apply without the adjustment, provided that the adjustment is carried forward and taken into account in determining whether any further adjustment is necessary. The exchange rate resulting from any adjustment will be rounded up or down, as appropriate, to the nearest one thousandth, with five ten-thousandths being rounded upward -- e.g., 0.1234 will be rounded down to 0.123 and 0.1235 will be rounded up to 0.124.

     If an event requiring antidilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the Holder and The Goldman Sachs Group, Inc., relative to the note, that results solely from that event. The calculation agent may, in its sole discretion, modify the antidilution adjustments as necessary to ensure an equitable result.

     The calculation agent will make all determinations with respect to antidilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion. In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent. The calculation agent will provide information about the adjustments it makes upon written request by the Holder.

     In this prospectus supplement, when we say that the calculation agent will adjust the exchange rate for one or more dilution events, we mean that the calculation agent will take all the applicable steps described above with respect to those events.

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 Regardless of the antidilution adjustments that may apply to your note, the cash or index stock you receive on the stated maturity date, valued as of the determination date, will not under any circumstances exceed the threshold appreciation price for each $66.2277 of the outstanding face amount of your note.

     The following six subsections describe the dilution events for which the exchange rate is to be adjusted. Each subsection describes the manner in which the calculation agent will adjust the reference amount -- the first step in the adjustment process described above -- for the relevant event.

  STOCK SPLITS

     A stock split is an increase in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share will be worth less as a result of a stock split.

     If the index stock is subject to a stock split, then at the opening of business on the first day on which the index stock trades without the right to receive the stock split, the calculation agent will adjust the reference amount to equal the sum of the prior reference amount -- i.e., the reference amount before that adjustment -- plus the product of (1) the number of new shares issued in the stock split with respect to one share of the index stock and (2) the prior reference amount. The reference amount -- and thus the exchange rate -- will not be adjusted, however, unless that first day occurs on or after the date of this prospectus supplement and on or before the determination date.

  REVERSE STOCK SPLITS

     A reverse stock split is a decrease in the number of a corporation's outstanding shares of stock without any change in its stockholders' equity. Each outstanding share will be worth more as a result of a reverse stock split.

     If the index stock is subject to a reverse stock split, then once the reverse stock split becomes effective, the calculation agent will adjust the reference amount to equal the product of the prior reference amount and the quotient of (1) the number of outstanding shares of the index stock resulting from the reverse stock split divided by (2) the number of shares of the index stock outstanding immediately before the reverse stock split becomes effective. The reference amount -- and thus the exchange rate -- will not be adjusted, however, unless the reverse stock split becomes effective on or after the date of this prospectus supplement and on or before the determination date.

  STOCK DIVIDENDS

     In a stock dividend, a corporation issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock dividend.

     If the index stock is subject to a stock dividend, then at the opening of business on the ex-dividend date, the calculation agent will adjust the reference amount to equal the prior reference amount plus the product of (1) the number of shares issued in the stock dividend with respect to one share of the index stock and (2) the prior reference amount. The reference amount -- and thus the exchange rate -- will not be adjusted, however, unless the ex-dividend date occurs on or after the date of this prospectus supplement and on or before the determination date.

     The ex-dividend date for any dividend or other distribution is the first day on which the index stock trades without the right to receive that dividend or other distribution.

  OTHER DIVIDENDS AND DISTRIBUTIONS

     The reference amount will not be adjusted to reflect dividends or other distributions paid with respect to the index stock, other than:

- stock dividends described above,

- distributions that are spin-off events described in "-- Reorganization Events" below,

- issuances of rights and warrants as described in "-- Rights and Warrants" below, and

- extraordinary dividends described below.

     A dividend or other distribution with respect to the index stock will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the index stock by an amount equal to at least 10% of the closing price of the index stock on the first business day before the ex-dividend date.

     If an extraordinary dividend occurs, the calculation agent will adjust the reference amount at the opening of business on the ex-dividend date to equal the product of (1) the prior reference amount and (2) a fraction, the numerator of which is the closing price of the index stock on the business day before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount. The reference amount -- and thus the exchange rate -- will not be adjusted, however, unless the ex-dividend date occurs on or after the date of this prospectus supplement and on or before the determination date.

     The extraordinary dividend amount with respect to an extraordinary dividend for the index stock equals:

- for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the index stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the index stock, or

- for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

     To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution on the index stock that is a spin-off event described below under "-- Reorganization Events" and also an extraordinary dividend will result in an adjustment to the exchange rate only as described in "-- Reorganization Events" and not as described here.

  RIGHTS AND WARRANTS

     If the index stock issuer issues rights or warrants to all holders of the index stock to subscribe for or purchase index stock at an exercise price per share that is less than the closing price of the index stock on the record date for determining the holders of the index stock entitled to receive such rights and warrants, then the reference amount will be adjusted by multiplying that rate by the following fraction:

- the numerator will be the number of shares of the index stock outstanding at the close of business on that record date, plus the number of additional shares of the index stock offered for subscription or purchase under those rights or warrants, and

- the denominator will be the number of shares of the index stock outstanding at the close of business on that record date, plus the number of additional shares of the index stock that the aggregate offering price of the total number of shares of the index stock so offered for subscription or purchase would purchase at the closing price of the index stock on that record date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those rights or warrants and dividing the resulting product by the closing price on the record date.

The reference amount -- and thus the exchange rate -- will not be adjusted, however, unless the record date described above occurs on or after the date of this prospectus supplement and before the determination date.

  REORGANIZATION EVENTS

     Each of the following is a reorganization event:

- the index stock is reclassified or changed,

- the index stock issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding index stock is exchanged for or converted into other property,

- a statutory share exchange involving the outstanding index stock and the securities of another entity occurs, other than as part of an event described above,

- the index stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

- the index stock issuer effects a spin-off -- that is, issues to all holders of the index stock equity securities of another issuer, other than as part of an event described above,

- the index stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or

- another entity completes a tender or exchange offer for all the outstanding index stock.

     ADJUSTMENTS FOR REORGANIZATION EVENTS. If a reorganization event occurs, then the calculation agent will adjust the reference amount so that it consists of each type of exchange property distributed in respect of one share of the index stock -- or in respect of whatever the prior reference amount may be -- in the reorganization event, taken together. We define the term "exchange property" below. For purposes of the five-step adjustment process described above under "-- How Adjustments Will Be Made", the exchange property so distributed will be the adjusted reference amount described in step one, the value of that property on the determination date will be the final index stock price described in step two and the calculation agent will determine and adjust the exchange rate based on these items as described in steps three and four.

     Consequently, if a reorganization event occurs, the note will be exchangeable on the stated maturity date as follows:

- If we do not elect to exchange the note for cash, we will deliver to the Holder, for each $66.2277 of the outstanding face amount, each type of exchange property distributed in the reorganization event in respect of the prior reference amount.

- If we elect to exchange the note for cash, we will pay the Holder, for every $66.2277 of the outstanding face amount, cash in an amount equal to the value of each type of exchange property distributed in the reorganization event in respect of the prior reference amount.

     The calculation agent will determine the value of each type of exchange property, in its sole discretion. For any exchange property consisting of securities, the calculation agent will use the closing price for each security on the determination date. If more than one type of exchange property is involved, the exchange rate will be adjusted so that the note is exchangeable for each type, or for the cash value of each type, in the same proportion as the value of each type bears to the total value of the exchange property distributed in respect of the prior reference amount. If a holder of the index stock may elect to receive different types or combinations of types of exchange property in the reorganization event, the exchange property will be deemed to include the types and amounts of each type distributed to a holder that makes no election.

     If a reorganization event occurs, the reference amount will be adjusted to consist of the exchange property distributed in the event, as described above. The calculation agent will make further antidilution adjustments for later events that affect the exchange property or any component of that property, to the same extent that it would make adjustments if the index stock were outstanding and were affected by the same kinds of events. For example, if the index stock issuer merges into another company and each share of the index stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, the reference amount will be adjusted to consist of two common shares and the specified amount of cash. The calculation agent will adjust the common share component of the reference amount to reflect any later stock split or other event that affects the common shares of the surviving company, to the extent described in this and the prior five subsections as if the common shares were the index stock. In that event, the cash component will not be adjusted but will continue to be a component of the reference amount. The final index stock price used to calculate the adjusted exchange rate will be the total value, as determined by the calculation agent on the determination date, of all components of the reference amount, with each component adjusted on a sequential and cumulative basis for all relevant events affecting it.

     The calculation agent will not make any adjustment for a reorganization event, however, unless the event becomes effective -- or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs -- on or after the date of this prospectus supplement and on or before the determination date.

     EXCHANGE PROPERTY. When we refer to exchange property, we mean the cash, securities and other property or assets distributed in a reorganization event in respect of one outstanding share of the index stock -- or in respect of whatever the applicable reference amount may then be. In the case of a spin-off, the exchange property also includes one share of the index stock -- or other applicable reference amount -- in respect of which the distribution is made.

     If a reorganization event occurs, the exchange property distributed in the event will be substituted for the index stock as described above. Consequently, in this prospectus supplement, as applicable, when we refer to the index stock, we mean any exchange property that may be distributed in respect of the index stock and, when we refer to the index stock issuer, we mean any successor entity in a reorganization event.

                         DEFAULT AMOUNT ON ACCELERATION

     If an event of default occurs and the maturity of your note is accelerated, we will pay the default amount in respect of the principal of your note at the maturity. We describe the default amount below under "-- Special Calculation Provisions".

     For the purpose of determining whether the Holders of our Series B medium-term notes, of which your note is one, are entitled to take any action under the indenture, we will treat the outstanding face amount of your note as the outstanding principal amount of your note. Although the terms of your note differ from those of the other Series B medium-term notes, Holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including your note. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Notes We May Offer -- Default, Remedies and Waiver of Default" and "-- Modification and Waiver of Covenants".

                             MODIFIED BUSINESS DAY

     As described in the attached prospectus, any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. The same will apply to any delivery of the index stock that would otherwise be due on a day that is not a business day. For your note, however, the term business day has a different meaning than it does for other Series B medium-term notes. We discuss this term under "-- Special Calculation Provisions" below.

                           ROLE OF CALCULATION AGENT

     The calculation agent will make all determinations regarding the exchange rate, antidilution adjustments, market disruption events, the final stock index price, the default amount and the amount of the index stock, cash or exchange property to be delivered in exchange for your note. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

     Please note that the firm named as the calculation agent in this prospectus supplement is the firm serving in that role as of the original issue date of your note. We may change the calculation agent after the original issue date without notice.

                         SPECIAL CALCULATION PROVISIONS

BUSINESS DAY

     When we refer to a business day with respect to your note, we mean a day that is a business day of the kind described in the attached prospectus but that is not a day on which the principal securities exchange for the index stock is authorized by law or executive order to close.

CLOSING PRICE

     The closing price for any security on any day will equal the closing sale price or last reported sale price, regular way, for the security, on a per-share or other unit basis:

- on the principal national securities exchange on which that security is listed for trading on that day, or

- if that security is not listed on any national securities exchange, on the Nasdaq National Market System on that day, or

- if that security is not quoted in the Nasdaq National Market System on that day, on any other U.S. national market system that is the primary market for the trading of that security.

If that security is not listed or traded as described above, then the closing price for that security on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

DEFAULT AMOUNT

     The default amount for your note on any day will be an amount, in the specified currency for the principal of your note, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your note as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your note. That cost will equal:

- the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

- the reasonable expenses, including reasonable attorneys' fees, incurred by the Holder of your note in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your note, which we describe below, the Holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest -- or, if there is only one, the only -- quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

     DEFAULT QUOTATION PERIOD. The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

- no quotation of the kind referred to above is obtained or

- every quotation of that kind obtained is objected to within five business days after the due day as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as provided as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence.

     In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your note.

     QUALIFIED FINANCIAL INSTITUTIONS. For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

- A-1 or higher by Standard & Poor's Ratings or any successor, or any other comparable rating then used by that rating agency, or

- P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MARKET DISRUPTION EVENT

     Any of the following will be a market disruption event:

- a suspension, absence or material limitation of trading in the index stock on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- a suspension, absence of trading or material limitation of trading in option contracts relating to the index stock, if available, in the primary market for those contracts during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- the index stock does not trade on what was the primary market for the index stock, as determined by the calculation agent in its sole discretion,

and, in any of these events, the calculation agent determines in its sole discretion that the event materially interferes with the ability of The Goldman Sachs Group, Inc. or any of its affiliates to unwind all or a material portion of a hedge with respect to your note that we or our affiliates may effect as described below under "Use of Proceeds and Hedging".

     The following events will not be market disruption events:

- a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

- a decision to permanently discontinue trading in the option contracts relating to the index stock.

     For this purpose, an "absence of trading" in the primary securities market on which option contracts related to the index stock are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option contracts related to the index stock, if available, in the primary market for those contracts, by reason of:

- a price change exceeding limits set by that market, or

- an imbalance of orders relating to those contracts, or

- a disparity in bid and ask quotes relating to those contracts will constitute a suspension or material limitation of trading in option contracts related to the index stock in the primary market for those contracts.

     In this section about market disruption events, references to the index stock include securities that are part of any exchange property, as determined by the calculation agent in its sole discretion.

                          USE OF PROCEEDS AND HEDGING

     We will use the net proceeds we receive from the sale of your note for the purposes we describe in the attached prospectus under "Use of Proceeds". We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under your note as described below.

     In anticipation of the sale of your note, Goldman Sachs has entered into hedging transactions involving purchases of the index stock prior to the date of this prospectus supplement. From time to time, we may enter into additional hedging transactions or unwind those we have entered into. In this regard, we may:

- acquire or dispose of the index stock or other securities of the index stock issuer,

- take short positions in the index stock or other securities of the index stock issuer -- i.e., we may sell securities of the kind that we do not own or that we borrow for delivery to purchaser,

- take or dispose of positions in listed or over-the-counter options or other instruments based on the index stock and/or

- take or dispose of positions in listed or over-the-counter options or other instru-ments based on indices designed to track the performance of the NYSE or other components of the U.S. equity market.

Goldman Sachs may acquire a long or short position in securities similar to your note from time to time and may, in its sole discretion, hold or resell those securities.

     Goldman Sachs may close out its hedge on or before the determination date. That step may involve sales of the index stock, listed or over-the-counter options on the index stock or listed or over-the-counter options or other instruments based on indices designed to track the performance of the NYSE or other components of the U.S. equity market.

   The hedging activity discussed above may adversely affect the market value of your note from time to time. See "Additional Risk Factors Specific to Your Note -- Trading and Other Transactions by Goldman Sachs in the Index Stock May Impair the Value of Your Note" and "-- Our Business Activities May Create Conflicts of Interest Between You and Us" for a discussion of these adverse effects.

                               GATEWAY 2000, INC.

     According to publicly available documents, the index stock issuer, Gateway 2000, Inc., a Delaware corporation, is a direct marketer of personal computers and related products and services. The stock index issuer develops, manufactures, markets and supports a line of desktop and portable personal computers, digital media personal computers, servers, workstations and personal computer-related products used by individuals, families, businesses, government agencies and educational institutions. The stock index issuer manages its business activities primarily in two customer-focused segments: consumer and business.

         WHERE INFORMATION ABOUT THE INDEX STOCK ISSUER CAN BE OBTAINED

     The index stock is registered under the Securities Exchange Act of 1934. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at

- Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549,

- Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and

- Seven World Trade Center, 13th Floor, New York, New York 10048.

Copies of this material can also be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information filed by the index stock issuer with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC's web site is http://www.sec.gov. Information filed with the SEC by the index stock issuer under the Exchange Act can be located by reference to its SEC file number: 0-22784.

     Information about the index stock issuer may also be obtained from other sources such as press releases, newspaper articles and other publicly disseminated documents.

     We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the index stock issuer with the SEC.

                     WE OBTAINED THE INFORMATION ABOUT THE
                     INDEX STOCK ISSUER IN THIS PROSPECTUS
                        SUPPLEMENT FROM THE INDEX STOCK
                            ISSUER'S PUBLIC FILINGS

     This prospectus supplement relates only to your note and does not relate to the index stock or other securities of the index stock issuer. We have derived all information about the index stock issuer in this prospectus supplement from the publicly available documents referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any "due diligence" investigation or any inquiry of the index stock issuer with respect to the index stock issuer in connection with the offering of your note. We do not make any representation that the publicly available documents or any other publicly available information about the index stock issuer are accurate or complete. Furthermore, we do not know whether all events occurring before the date of this prospectus supplement -- including events that would affect the accuracy or completeness of the publicly available documents referred to above, the trading price of the index stock and, therefore, the exchange rate -- have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the index stock issuer could affect the value you will receive at maturity and, therefore, the market value of your note.

     Neither we nor any of our affiliates make any representation to you as to the performance of the index stock.

     We or any of our affiliates may currently or from time to time engage in business with the index stock issuer, including making loans to or equity investments in the index stock issuer or providing advisory services to the index stock issuer, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the index stock issuer and, in addition, one or more of our affiliates may publish research reports about the index stock issuer. As an investor in the note, you should undertake such independent investigation of the index stock issuer as in your judgment is appropriate to make an informed decision with respect to an investment in the note.

                             HISTORICAL INFORMATION

     The index stock is traded on the New York Stock Exchange under the symbol "GTW". The following table sets forth the quarterly high, low and closing prices for the index stock for the four calendar quarters in each of 1996, 1997 and 1998, for the first calendar quarter in 1999 and for the second calendar quarter in 1999, through May 14, 1999. Prior to May 22, 1997, the index stock was quoted on the Nasdaq National Market, and the index stock price information given below for periods prior to that date relates to that market. We obtained the index stock prices listed below from Bloomberg Financial Services, without independent verification.

     You should not take the historical prices of the index stock as an indication of future performance. We cannot give you any assurance that the price of the index stock will increase sufficiently for you to receive an amount in excess of, or even equal to, the face amount of your note at maturity. As discussed above under "Additional Risk Factors Specific to Your Note", the principal of your note is not protected.

                                                                HIGH      LOW     CLOSE
                                                                -----    -----    -----
1996
  Quarter ended March 31....................................    15 3/4   9 1/4    13 15/16
  Quarter ended June 30.....................................    20 7/16  14 5/16  17
  Quarter ended September 30................................    24 23/32 14 1/2   23 15/16
  Quarter ended December 31.................................    32 1/16  22 7/16  26 25/32
1997
  Quarter ended March 31....................................    32 5/8   23 13/16 25 5/8
  Quarter ended June 30.....................................    37 3/8   26 3/16  32 1/2
  Quarter ended September 30................................    44 3/4   31 1/2   31 1/2
  Quarter ended December 31.................................    36 1/8   25 1/8   32 3/4
1998
  Quarter ended March 31....................................    48 1/4   32 1/2   46 3/4
  Quarter ended June 30.....................................    58 13/16 42 9/16  50
  Quarter ended September 30................................    67 1/8   46 7/16  52 5/16
  Quarter ended December 31.................................    61 5/8   41 1/2   51 3/16
1999
  Quarter ended March 31....................................    82 1/2   53 5/8   68 9/16
  Quarter ending June 30 (through May 14, 1999).............    76 11/16 59 1/2   66
  Closing price on May 14, 1999.............................                      66

           SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

   The following discussion supplements the discussion of U.S. federal income taxation in the attached prospectus with respect to United States holders.

   The following section is the opinion of Sullivan & Cromwell, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sullivan & Cromwell that the characterization of the note for U.S. federal income tax purposes that will be required under the terms of the note, as discussed below, is a reasonable interpretation of current law. No statutory, judicial or administrative authority directly discusses how your note should be treated for U.S. federal income tax purposes and, as a result, the U.S. federal income tax consequences of your investment in your note are highly uncertain. Because of the uncertainty, you should consult your tax advisor in determining the U.S. federal income tax and other tax consequences of your investment in the note, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

     You will be obligated pursuant to the terms of the note -- in the absence of an administrative determination or judicial ruling to the contrary -- to characterize your note for all tax purposes as a forward contract to purchase the index stock at the stated maturity date, under the terms of which contract:

(1) at the time of issuance of your note you deposit irrevocably with us a fixed amount of cash equal to the purchase price of your note to assure the fulfillment of your purchase obligation described in clause (3) below, which deposit will unconditionally and irrevocably be applied at the stated maturity date to satisfy that obligation,

(2) until the stated maturity date we will be obligated to pay interest on the deposit at a rate equal to the stated rate of interest on your note as compensation to you for our use of the cash deposit during the term of the note, and

(3) at the stated maturity date the cash deposit unconditionally and irrevocably will be applied by us in full satisfaction of your obligation under the forward purchase contract, and we will deliver to you the number of shares of the index stock -- or, at our option, an amount of cash equal to the value of the shares of the index stock -- that you are entitled to receive at that time pursuant to the terms of your note.

Although you will be obligated to treat the payment of the purchase price for your note as a deposit for U.S. federal income tax purposes, the cash proceeds that we receive from this offering will not be segregated by us during the term of your note, but instead will be commingled with our other assets.

     Consistent with the above characterization, amounts paid to us in respect of the original issue of your note will be treated as allocable in their entirety to the amount of the cash deposit attributable to your note, and amounts denominated as interest that are payable with respect to your note will be characterized as interest payable on the amount of the deposit, includible annually in your income in accordance with your method of accounting.

     If your note is characterized as described above, your tax basis in your note generally would equal your cost for your note. Upon the sale or exchange of your note, you would recognize gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in your note. The gain or loss generally will be long-term capital gain or loss, except to the extent attributable to accrued but unpaid interest, if you hold the note for more than one year. If we elect to deliver shares of the index stock at the stated maturity date, you will not recognize gain or loss on the purchase of the stock. You would have a tax basis in the index stock equal to your tax basis in your note, less the portion of the tax basis of your note allocable to any fractional share, as described in the next sentence, and would have a holding period in the index stock beginning on the date after the stated maturity date. You would recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares, in an amount equal to the difference between the cash received and the portion of the basis of your note allocable to fractional shares. If we deliver cash at the stated maturity date, you will generally recognize long-term capital gain or loss equal to the difference between the amount of cash received and your tax basis in the note.

     There is no judicial or administrative authority discussing how your note should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your note as a single debt instrument subject to special rules governing contingent payment obligations. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the note and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield -- i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your note -- and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your note prior to your receipt of cash attributable to that income.

     If the rules governing contingent payment obligations apply, you will recognize gain or loss upon the sale or maturity of your note -- including if you receive index stock at that time -- in an amount equal to the difference, if any, between the fair market value of the amount you receive at that time -- which, in the case of the index stock, will equal the fair market value of the index stock at the stated maturity date -- and your adjusted basis in your note. In general, your adjusted basis in your note will equal the amount you paid for your note, increased by the amount of interest you previously accrued with respect to your note, in accordance with the comparable yield and the projected payment schedule for your note, and decreased by the amount of interest payments you received with respect to your note. Your holding period in any index stock you receive upon the maturity of your note will begin on the day after the stated maturity date.

     If the rules governing contingent payment obligations apply, any gain you recognize upon the sale or maturity of your note will be ordinary interest income. Any loss you recognize at that time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your note, and thereafter, as capital loss.

     It is possible that the Internal Revenue Service could seek to characterize your note in a manner that results in tax consequences to you different from those described above. For example, the Internal Revenue Service could seek to allocate less than all the amounts you paid for your note to the cash deposit described above and treat the cash deposit as a debt instrument acquired at a discount. In that case, you would be required to include such original issue discount in income as it accrues in addition to stated interest on your note. You should consult your tax advisors as to possible alternative characterizations of your note for U.S. federal income tax purposes.

                    EMPLOYEE RETIREMENT INCOME SECURITY ACT

     If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan proposing to invest in the note being offered, you should refer to the matters described under "Employee Retirement Income Security Act" in the attached prospectus.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

     The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., as its agent, and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the face amount of the note specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. intends to resell the note at the original issue price. In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the note in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

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     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell or a solicitation of an offer to buy the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ------------------

                               TABLE OF CONTENTS

                                             Page
                                             ----
           Prospectus Supplement
Additional Risk Factors Specific to Your
  Note.....................................   S-2
Specific Terms of Your Note................   S-6
Use of Proceeds and Hedging................  S-16
Gateway 2000, Inc..........................  S-17
Supplemental Discussion of Federal Income
  Tax Consequences.........................  S-19
Employee Retirement Income Security Act....  S-21
Supplemental Plan of Distribution..........  S-22
                Prospectus
Our Business Principles....................     2
Prospectus Summary.........................     3
Risk Factors...............................    11
Use of Proceeds............................    28
Pro Forma Consolidated Financial
  Information..............................    29
Capitalization.............................    36
Selected Consolidated Financial Data.......    38
Management's Discussion And Analysis of
  Financial Condition And Results of
  Operations...............................    40
Industry and Economic Outlook..............    65
Business...................................    68
Management.................................    93
Principal Shareholders.....................   106
Certain Relationships and Related
  Transactions.............................   108
Description of Notes We May Offer..........   113
United States Taxation.....................   143
Employee Retirement Income Security Act....   154
Validity of the Notes......................   154
Experts....................................   154
Available Information......................   155
Index to Consolidated Financial
  Statements...............................   F-1
Plan of Distribution.......................   U-1

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     Through and including June 27, 1999 (the 40th day after the date of the attached prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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                                 $3,999,954.40

                               THE GOLDMAN SACHS
                                  GROUP, INC.

                   7.88% Mandatory Exchangeable Note due 2000
  (Subject to Mandatory Exchange into Shares of Common Stock of Gateway 2000,
                                     Inc.)
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                              [GOLDMAN SACHS LOGO]

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                              GOLDMAN, SACHS & CO.
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